Exhibit 10.2

 EXECUTION VERSION

FORBEARANCE AGREEMENT

This Forbearance Agreement (this “Agreement”), dated as of November 5, 2012, by and among Interactive Network, Inc., a Nevada corporation ("Interactive") and FriendFinder Networks Inc., a Nevada corporation ("FFN" and, collectively with Interactive, the “Issuers”), each of the undersigned entities listed as guarantors (collectively, the “Guarantors”), and each of the undersigned holders of the Notes (as defined below) (collectively, together with any other holder of Notes who agrees to be bound by this Agreement, the “Forbearing Holders”).

W I T N E S S E T H:

WHEREAS, the Issuers, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”), have entered into that certain Indenture (as amended, modified and supplemented prior to the date hereof, the “Indenture”), dated as of October 27, 2010, in respect of the Issuers’ Cash Pay Secured Notes due 2013 (the “Notes”);

WHEREAS, on November 5, 2012, the Issuers, based upon Excess Cash Flow of the Issuers and their Subsidiaries for the quarterly period ending September 30, 2012, are obligated to prepay a portion of the Notes, plus any accrued and unpaid interest thereon, pursuant to the Indenture and the Notes (the payment of the amount of such prepayment with interest on such date, the “Excess Cash Flow Prepayment”), and the failure to make the Excess Cash Flow Prepayment within 10 calendar days of the date when due would constitute an Event of Default under the Indenture (the “Excess Cash Flow Prepayment Default”);

WHEREAS, the Issuers and the Guarantors have requested that the Forbearing Holders forbear from exercising certain of their rights and remedies under the Indenture and from directing the Trustee to exercise such rights and remedies on the Forbearing Holders’ behalf resulting from the Excess Cash Flow Prepayment Default; and

WHEREAS, the Forbearing Holders are willing to grant the Issuers and the Guarantors’ request for forbearance described herein on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Each capitalized term used herein and not otherwise defined herein shall have the meaning attributed to such term in the Indenture. Each of the following capitalized terms shall have the meaning set forth below:

“Forbearance Period” means the period beginning on the Effective Date (as defined herein in Section 3) and ending automatically and immediately upon the occurrence of any Forbearance Termination Event.

“Forbearance Termination Event” means any of the following events, subject to the Issuers' right to cure the Excess Cash Flow Prepayment Default at any time prior thereto: (a) February 4, 2013 (unless such date is extended by the written agreement of the Issuers and Forbearing Holders holding Notes evidencing more than seventy percent (70%) of the aggregate outstanding principal then owing to Forbearing Holders); (b) the occurrence or existence (whether arising before or after the Effective Date) of any Default or Event of Default other than the Excess Cash Flow Prepayment Default; (c) any representation, warranty, certification or other statement made by any Issuer or Guarantor in this Agreement or in any certificate given by or on behalf of any Issuer or Guarantor pursuant hereto or in connection herewith shall be untrue, incorrect or incomplete in any material respect on the date as of which made; (d) acceleration of the Notes pursuant to the terms of the Indenture; or (e) any of the Issuers shall  initiate, against a Forbearing Holder, any judicial, administrative or arbitration proceeding relating to this Agreement, the Indenture or the other Note Documents, unless that Forbearing Holder is not in compliance with the terms thereof.

“Remedial Action” means any action to enforce, or to direct enforcement of, any of the following rights and remedies of the Trustee and the Holders in connection with the Excess Cash Flow Prepayment Default: (i) the acceleration of the Notes, (ii) any right to enforce the payment of the Excess Cash Flow Prepayment, (iii) any right to collect or enforce the payment of interest in excess of a rate per annum equal to 14%; or (iv) any foreclosure, sale, collection or other realization of any Collateral, or the exercise of any remedies available under Article 9 of the Uniform Commercial Code or the Security Documents with respect to any Collateral.

SECTION 2. Forbearance. (a) Upon the satisfaction of the conditions precedent set forth in Section 3 of this Agreement and in reliance on the representations, warranties and agreements of the Issuers and the Guarantors herein contained, each Forbearing Holder hereby agrees that during the Forbearance Period it will not, directly or indirectly, take any Remedial Action with respect to the Notes solely as a result of the Excess Cash Flow Prepayment Default or the failure to pay interest in excess of a rate per annum equal to 14%, provided, however, that interest shall continue to accrue at the Post-Default Rate while the Excess Cash Flow Prepayment Default is continuing. The foregoing limited forbearance shall not be construed to impair the ability of the Forbearing Holders or the Trustee to take any Remedial Action (i) after the Forbearance Period regardless of whether or not such Remedial Action relates to actions taken, matters arising or payments not received during the Forbearance Period or (ii) during the Forbearance Period for Defaults or Events of Default other than the Excess Cash Flow Prepayment Default.

(b) Unless earlier terminated in accordance with the terms of this Agreement, the Forbearing Holders’ forbearance, as provided herein, shall immediately and automatically cease without notice upon the occurrence of any Forbearance Termination Event, and the Issuers and Guarantors at that time shall be obligated to comply with and perform all terms, conditions and provisions of the Indenture and the Notes (including, without limitation, payment of any unpaid accrued interest at the Post-Default Rate) without giving effect to the forbearance set forth herein.

 (c) Except for the forbearance to the extent expressly set forth above in subsection 2(a), each Forbearing Holder reserves each and every right and remedy it may have under the Notes, the Indenture, the Security Documents, any agreement relating thereto and under applicable law with respect to the Excess Cash Flow Prepayment Default, including, without limitation, the right to continue to charge and accrue (but not collect during the Forbearance Period) interest at the Post-Default Rate. The Issuers and each of the Guarantors hereby acknowledge and agree that interest at the Post-Default Rate shall accrue from and after November 5, 2012. Nothing herein shall be deemed to constitute a waiver by any Holder of any Default or Event of Default whatsoever, whether now existing or hereafter arising (including, without limitation, the Excess Cash Flow Prepayment Default), or, except to the extent of the forbearance expressly set forth herein, of any right or remedy the Trustee or any Holder may have under the Notes, the Indenture, the Security Documents or any agreement relating thereto and under applicable law.

SECTION 3. Conditions to Effectiveness. This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied by the applicable parties or waived by the Forbearing Holders (the “Effective Date”):

(a) each Forbearing Holder shall have executed and delivered to the Issuers  a counterpart of this Agreement and shall have received a list of all the Forbearing Holders;

(b) each Forbearing Holder shall have received a duly executed counterpart of this Agreement from the Issuers and each Guarantor listed on the signature pages hereto;

(c) each Forbearing Holder shall have received a forbearance fee equal to one-half of one percent (0.5%) of the outstanding principal amount of the Note(s) it then holds; and

(d) on the Effective Date and upon giving effect to this Agreement, no Default or Event of Default has occurred and is continuing, subject to the anticipated Excess Cash Flow Prepayment Default.

SECTION 4. Representations, Warranties and Agreements of the Issuers.

 (a) In order to induce the Forbearing Holders to enter into this Agreement, the Issuers hereby represent and warrant to the Forbearing Holders as follows: Each of the Issuers and the Guarantors has the power and authority to execute, deliver and perform this Agreement. Each of the Issuers and the Guarantors has taken all necessary action to authorize its execution, delivery and performance of this Agreement. No consent, approval or authorization of, or declaration or filing with, any governmental authority, and no consent of any other Person, is required in connection with any Issuer’s or Guarantor’s execution, delivery and performance of this Agreement, except for those already duly obtained. This Agreement has been duly executed and delivered by each of the Issuers and the Guarantors and constitutes the legal, valid and binding obligation of each of the Issuers and the Guarantors, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). Each of the Issuers’ and the Guarantors’ execution, delivery or performance of this Agreement does not conflict with, or constitute a violation or breach of (i) any material contract, mortgage, lease, agreement, indenture or instrument to which any of the Issuers or Guarantors is a party or which is binding upon them or any one of them or any of their properties, (ii) any law or regulation or order or decree of any court applicable to any of the Issuers or the Guarantors, or (iii) the certificate of incorporation and bylaws, or the certificate of formation and operating agreement, as applicable, of any of the Issuers or Guarantors. In addition, each of the Issuers and Guarantors hereby represent and warrant that, subject to an anticipated Excess Cash Flow Prepayment Default on November 5, 2012, no Default or Event of Default exists under the Indenture.  There is no material fact presently and actually known to any Issuer or Guarantor which has not been disclosed to the Forbearing Holders which materially adversely affects or could reasonably be expected to materially adversely affect, the Collateral, the Issuers, the Guarantors or the Issuers’ or the Guarantors’ business or operations.  All data and information, including any financial statements, that have been delivered to the Forbearing Holders by any Issuer or Guarantor in connection with this Agreement are true, complete and correct in all material respects and do not contain any knowingly untrue statement of material fact.

 (b) By its execution hereof and in consideration of the accommodations granted by the Forbearing Holders hereunder, each Issuer and Guarantor, on behalf of itself and its successors, assigns and agents, hereby acknowledges and confirms that it does not possess (and hereby forever waives, remises, releases, discharges and holds harmless the Trustee, each Forbearing Holder and their respective affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Indemnified Parties”) from and against, and agrees not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the Indemnified Parties, or any of them, by reason of, any matter, cause or thing whatsoever, with respect to events or omissions occurring or arising on or prior to the date hereof (whether based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered) and relating to this Agreement, the Indenture, the other Note Documents and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any of the Indemnified Parties hereunder or under the Note Documents.  Each Issuer and Guarantor hereby acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the above-referenced releases.  The provisions of this paragraph shall survive the termination or expiration of the Forbearance Period and the termination of the Note Documents, this Agreement and the payment in full of the Obligations or the foreclosure of the Collateral, as the case may be.

(c) Each Issuer and Guarantor hereby confirms and acknowledges that the Security Documents and all Collateral encumbered thereby continue to secure, to the fullest extent possible, the payment of the Obligations, whether now or hereafter existing under or in respect of the Note Documents.  Each Issuer and Guarantor hereby confirms, reaffirms and acknowledges (i) that the Trustee has enforceable, valid and perfected first priority Liens on and security interests in the Collateral, subject only to any Permitted Liens and (ii) subject to the terms of this Agreement, the continuing validity and effectiveness of the Forbearing Holders’ rights under the Note Documents and applicable law, including, without limitation, the right of the Trustee to recover any and all amounts owed to the Holders, free of set-off or counterclaim, by foreclosure on or redemption or other disposition of the Collateral.

(d)  Without limiting in any way Section 12.24 of the Indenture, the Issuers, jointly and severally, shall indemnify, defend and hold harmless each Indemnified Party from and against any and all direct, actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against such Indemnified Party in any manner relating to or arising out of (i) any breach by any Issuer or Guarantor of its obligations under, or any material misrepresentation by any Issuer or Guarantor contained in, this Agreement or (ii) this Agreement or any other transaction or document contemplated hereby or thereby (collectively, the “Indemnified Liabilities”); provided, however, that the Issuers shall not have any obligation to the Indemnified Parties hereunder to the extent that such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Issuers shall pay the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(e) Each Issuer and Guarantor hereby acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Agreement, the Forbearing Holders are not required by the terms of the Indenture or the other Note Documents to consent to the terms of this Agreement and (ii) nothing in the Note Documents or this Agreement shall be deemed to require the consent of any Guarantors to any future amendments to or modifications of or standstill or forbearance agreements with respect to the Note Documents.

(f) Each Issuer and Guarantor hereby agrees that each Forbearing Holder shall receive a forbearance fee equal to one-half of one percent (0.5%), or such greater rate that any Forbearing Holder may receive, of the outstanding principal amount of the Note(s) it holds when becoming a Forbearing Holder.

SECTION 5. Representation of the Forbearing Holders. Each Forbearing Holder severally represents that it is the beneficial owner and/or investment advisor or manager of discretionary accounts for the holders or beneficial owners of the aggregate principal amount of the Notes set forth in a separate written communication delivered to the Issuers with that Forbearing Holder's executed signature page hereof, and has the right and authority to agree to the terms of the forbearance contained herein for itself and on behalf of any holders or other beneficial owners for whom it is acting.

SECTION 6. Effect on the Indenture and the Notes. Except as specifically set forth herein with respect to each Forbearing Holder’s agreement to forbear from the enforcement of certain of its rights during the Forbearance Period, all of the terms of the Indenture, the Notes, the Security Documents and each of the agreements related thereto shall remain unchanged and in full force and effect. Except as specifically set forth herein, each of the Issuers and Guarantors acknowledges and agrees that each Forbearing Holder’s execution of this Agreement shall not constitute (i) a waiver of any of the rights or remedies of such Forbearing Holder or the Trustee under the Indenture, including, but not limited to, any rights or remedies with respect to the Excess Cash Flow Prepayment Default, which shall continue in existence subject only to the Forbearing Holders’ agreement, as set forth in this Agreement, not to take any of the actions set forth in Section 2 hereof during the Forbearance Period or (ii) a waiver, forbearance or other indulgence with respect to any other Default or Event of Default now existing or hereafter arising under the Indenture or any other Note Document.

 SECTION 7. Further Assurances.  The Forbearing Holders hereby agree to promptly execute and deliver such further documents and take such further actions as the Issuers may in good faith deem necessary or desirable in order to assure that the purposes and objectives of this Agreement are fully accomplished.

SECTION 8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9. Integration. This Agreement and any agreements referred to herein constitute the entire agreement among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Upon the Effective Date, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each of the Issuers and Guarantors acknowledge and agree that nothing contained in this Agreement shall be construed to limit or affect the right of the Trustee and the Forbearing Holders to take any action to enforce or interpret any provision of this Agreement through the Forbearance Period.

SECTION 10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 11. Applicable Law. This Agreement shall be governed by and be construed and enforced in accordance with, the laws of the State of New York.

SECTION 12. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

SECTION 13. Waiver; Remedies. No delay on the part of any Forbearing Holder in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Forbearing Holder of any right, power, privilege under this Agreement operate as a waiver of any other right, power or privilege of such Forbearing Holder under this Agreement, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

SECTION 14. No Course of Dealing. The Forbearing Holders have entered into this Agreement on the express understanding with each Issuer and Guarantor that in entering into this Agreement the Forbearing Holders are not establishing any course of dealing with any Issuer or Guarantor. The rights of the Holders (and the Trustee on their behalf) to require strict performance with all the terms and conditions of the Indenture, the Notes, the Security Documents and the other agreements related thereto shall not in any way be impaired by the execution of this Agreement. Neither any Holder nor the Trustee shall be obligated in any manner to execute any further agreements or documents.

SECTION 15. Amendment. This Agreement may be modified or amended, and any term hereof waived, only by written agreement of all of the parties to this Agreement.

SECTION 16. Liability. The obligations and representations and warranties hereunder of each of the Forbearing Holders shall be several, and not joint.

SECTION 17. Survival. All representations, warranties, covenants, agreements undertakings and waivers of each Issuer and Guarantor contained herein shall survive the termination of the Forbearance Period.  Each indemnity provided pursuant hereto shall survive any foreclosure of the Collateral, the repayment of the Obligations and the termination of the Forbearance Period.

 [Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, sealed and delivered, as applicable, on the day and year first above written.

ISSUERS: INTERACTIVE NETWORK, INC., a Nevada corporation

By:
Name:	Ezra Shashoua
Title:	Chief Financial Officer

FRIENDFINDER NETWORKS INC., a Nevada corporation

By:
Name:	Ezra Shashoua
Title:	Chief Financial Officer

GUARANTORS:

GENERAL MEDIA ART HOLDING, INC.
GENERAL MEDIA COMMUNICATIONS, INC.
GENERAL MEDIA ENTERTAINMENT, INC.
GMCI INTERNET OPERATIONS, INC.
GMI ON-LINE VENTURES, LTD.
PENTHOUSE IMAGES ACQUISITIONS, LTD.
WEST COAST FACILITIES INC.
PMGI HOLDINGS INC.
PURE ENTERTAINMENT TELECOMMUNICATIONS, INC.
PENTHOUSE DIGITAL MEDIA PRODUCTIONS INC.
VIDEO BLISS, INC.
DANNI ASHE, INC.
SNAPSHOT PRODUCTIONS, LLC
VARIOUS, INC.

By:
Name:	Ezra Shashoua
Title:	Chief Financial Officer

TAN DOOR MEDIA INC. FIERCE WOMBAT GAMES INC. (f/k/a BIG EGO GAMES INC.) NAFT NEWS CORPORATION PLAYTIME GAMING INC.

By:
Name:	Ezra Shashoua
Title:	Treasurer

ARGUS PAYMENTS INC.
BLUE HEN GROUP INC.
FRIENDFINDER VENTURES INC.
XVHUB GROUP INC. (f/k/a GIANT SWALLOWTAIL INC.)
PERFECTMATCH INC. (f/k/a GOLDENROD SPEAR INC.)
MAGNOLIA BLOSSOM INC.
GLOBAL ALPHABET, INC.
SHARKFISH, INC.
TRAFFIC CAT, INC.
BIG ISLAND TECHNOLOGY GROUP, INC.
FASTCUPID, INC.
MEDLEY.COM INCORPORATED
PPM TECHNOLOGY GROUP, INC.
FRIENDFINDER CALIFORNIA INC.
STREAMRAY INC.
CONFIRM ID, INC.
FRNK TECHNOLOGY GROUP
TRANSBLOOM, INC.
STREAMRAY STUDIOS INC.

By:
Name:	Ezra Shashoua
Title:	Chief Financial Officer

FORBEARING HOLDERS:

By:

Name:

Title:

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